Exhibit 99.1

F.N.B. Corporation to Be Added to Standard & Poor’s SmallCap 600 Index

Hermitage, PA – May 9, 2011 – F.N.B. Corporation (NYSE : FNB) announced that it has been selected to be included in the Standard & Poor’s SmallCap 600 Index (SML), effective after the close of trading on May 13. F.N.B. Corporation will be added to the S&P SmallCap 600 Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index.

According to Stephen J. Gurgovits, Chief Executive Officer of F.N.B. Corporation, “We are pleased to have been selected by S&P to be included in their SmallCap 600 Index. This selection highlights the success of our Company and reinforces that F.N.B. Corporation is characterized by stability and poised for continued growth.”

In recently released quarterly earnings, F.N.B. Corporation reported increased revenue, continued good levels of organic growth in loans, transaction deposits and customer repurchase agreements, an expanded net interest margin and good credit quality results.

Standard & Poor’s SmallCap 600 Index was introduced in 1994. Companies, including F.N.B. Corporation, are selected based on a number of criteria such as market capitalization, adequate trading liquidity, reasonable price and financial viability as indicated by at least four consecutive quarters of positive as-reported earnings.

The S&P SmallCap 600 Index includes 600 companies and represents about 3% of the U.S. equities markets. The financials sector currently makes up 18.9% of the S&P SmallCap 600 portfolio. Other sectors include utilities, telecom services, materials, information technology, industrials, health care, consumer staples, consumer discretionary and energy.

Standard & Poor’s is known to investors worldwide as a leader of financial-market intelligence provided to help investors make better-informed investment decisions.

About F.N.B. Corporation
F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services company with total assets of $9.8 billion. F.N.B. Corporation is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, Regency Finance Company and F.N.B. Commercial Leasing. It also operates consumer finance offices in Kentucky and Tennessee.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB”. Investor information is available on F.N.B. Corporation’s Web site at www.fnbcorporation.com.